Exhibit 99.01

Company Contact:	Investor Relations:
Richard Garr, President (301) 366-4960	CEOcast, Inc.
Dan Schustack (212) 732-4300
Media Contact:
Planet Communications
Deanne Eagle (917) 837-5866

NEURALSTEM RECEIVES FDA APPROVAL TO COMMENCE FIRST ALS STEM CELL TRIAL

ROCKVILLE, Maryland, September 21, 2009 –Neuralstem, Inc. (NYSE Amex: CUR) today announced that the U.S. Food and Drug Administration (FDA) has approved its Investigational New Drug (IND) application to commence a Phase I trial to treat Amyotrophic Lateral Sclerosis (ALS or Lou Gehrig’s disease) with its spinal cord stem cells.

Neuralstem is the first company to commence a stem cell trial to treat ALS.  The trial will study the safety of Neuralstem’s cells and the surgical procedures and devices required for multiple injections of Neuralstem’s cells directly into the grey matter of the spinal cord.  The FDA’s approval represents a significant step toward delivering regenerative medicine directly to damaged neural cells in humans. ALS affects roughly 30,000 people in the U.S., with about 7,000 new diagnoses per year.

Neuralstem CEO and President, Richard Garr, stated, “The beginning of our clinical trial program is a major step towards achieving Neuralstem’s goal of treating ALS, a fatal neurodegenerative disease for which currently there is no effective treatment or cure. While this trial aims to primarily establish safety and feasibility data in treating ALS patients, we also hope to be able to measure a slowing down of the ALS degenerative process.  This trial will be in the extremely capable hands of Dr. Eva L. Feldman, M.D., Ph.D., Director of the University of Michigan Health System ALS Clinic and the Program for Neurology Research & Discovery,  and Dr. Jonathan Glass, Director of the Emory Neuromuscular Laboratory and Director of the Emory ALS Center, world-renowned for their study and treatment of ALS patients. We believe that there is no better team to conduct this study for us,” said Garr.   Their participation is subject to formal IRB approval by their institutions.

“We are very excited about this clinical trial,” said Dr. Eva L. Feldman, who will direct the Neuralstem clinical trial program for ALS. “This is a major advancement in what still could be a long road to a new and improved treatment for ALS. ALS is a terrible disease that ultimately kills by paralysis,” said Feldman, who also directs the A. Alfred Taubman Medical Research Institute. “In work with animals, these spinal cord stem cells both protected at-risk motor neurons and made connections to the neurons controlling muscles. We don’t want to raise expectations unduly, but we believe these stem cells could produce similar results in patients with ALS,” Dr. Feldman concluded.

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About the Trial

The ALS patients will be treated through spinal injections of its patented human neural stem cells.

This first trial, which will primarily evaluate safety of the cells and the surgery procedure, will ultimately consist of 18 ALS patients with varying degrees of the disease. The FDA has approved the first stage of the trial, which consists of 12 patients who will receive five-to-ten stem cell injections in the lumbar area of the spinal cord.  The patients will be examined at regular intervals post-surgery, with final review of the data to come about 24 months later.

Neuralstem expects to conduct the trial at Emory University with Dr. Jonathan Glass, M.D.,  Director of the Emory Neuromuscular Laboratory and Director of the Emory ALS Center, as site Principal Investigator (PI) and with Dr. Nicholas Boulis, M. D. performing the neurosurgery.  The overall PI for the ALS trial program is Dr. Eva Feldman, M.D., Ph.D., Director of the University of Michigan Health System ALS Clinic and the Program for Neurology Research & Discovery.

About Neuralstem, Inc.

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The company is targeting major central nervous system diseases including: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury, Huntington’s disease and Amyotrophic Lateral Sclerosis (ALS), often referred to as Lou Gehrig's disease. Neuralstem plans to initiate a Phase I clinical trial to treat ALS with its stem cells. ALS is a progressive fatal neurodegenerative disease that affects nerve cells in the brain, leading to the degeneration and death of the motor neurons in the spinal cord that control muscle movement. Pre-clinical work has shown Neuralstem’s cells to extend the life of rats with ALS (as reported the journal TRANSPLANTATION, October 16, 2006, in collaboration with Johns Hopkins University researchers), and also reversed paralysis in rats with Ischemic Spastic Paraplegia, (as reported in NEUROSCIENCE, June 29, 2007, in collaboration with researchers at University of California San Diego).

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2008 and the quarterly report on form 10-Q for the period ended June 30, 2009.

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